EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-02418, 333-40106, 333-62134, 333-121330, 333-123042, 333-129132, 333-149222, 333-169671 and 333-179764) on Form S-8 and Registration Statement (Nos. 333-123821, 333-128695, 333-134611, and 333-137408 on Form S-3 of Smith Micro Software, Inc. and subsidiaries of our report dated March 7, 2014, relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K of Smith Micro Software, Inc. and subsidiaries for the year ended December 31, 2013.

/s/ SingerLewak LLP

Los Angeles, California

March 7, 2014